Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the use, in this Registration Statement on Form S-1, of our report dated March 18, 2005, except as to Note 2 and Note 10 which are as of December 23, 2005, on the financial statements of Transtel Communications, Inc. and Subsidiaries as of December 31, 2004 and 2003 and for the three years then ended by reference from UCN, Inc.’s Form 8-KA dated December 28, 2005, filed with the SEC on December 29, 2005, which appear in such Registration Statement. We also consent to the reference to us under the heading “experts” in such Registration Statement. It should be noted that we have not audited any financial statements of the company subsequent to December 31, 2004.

/s/ Mayer Hoffman McCann P.C.

MAYER HOFFMAN MCCANN P.C.

Salt Lake City, Utah

December 29, 2005